EXHIBIT 107

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units, each consisting of one share of common stock, $0.001 par value, and one warrant to purchase one share of common stock(2)(3)	$17,250,000	$1,599.08
Common stock included as part of the Units	-	-
Warrants to purchase shares of common stock as part of the Units(4)(5)	-	-
Representative’s Warrants to purchase common stock(6)	$0	$0
Shares of common stock issuable upon exercise of Representative’s Warrants(7)	$1,080,000	$100.12
Total	$18,690,000	$1,699.20

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(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover additional securities (i) to be offered or issued in connection with any provision of any securities purported to be registered hereby pursuant to terms which provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions and (ii) of the same class as the securities covered by this registration statement issued or issuable prior to completion of the distribution of the securities covered by this registration statement as a result of a split of, or a stock dividend on, the registered securities.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
(3)	Includes 450,000 Units which may be issued upon exercise of a 45-day over-allotment option granted to the underwriters.
(4)

In accordance with Rule 457(i) under the Securities Act, because the shares of the Registrant’s common stock underlying the warrants underlying the Units are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.

(5)

The warrants registered hereby entitle the holder thereof to purchase one share of common stock for every one share of common stock offered. The warrants are exercisable at a per share price equal to 100% of the per Unit offering price.

(6)

In accordance with Rule 457(g) under the Securities Act, because the shares of the Registrant’s common stock underlying the Representative’s warrants are registered hereby, no separate registration fee is required with respect to the warrants.

(7)

Pursuant to Rule 457(g) under the Securities Act, the registration fee is determined pursuant to the price at which a share subject to the Representative’s Warrants may be exercised, which is $6.00 (120% of the public offering price per Unit). The proposed maximum aggregate offering price of the Representative’s Warrants is $1,080,000, which is equal to approximately 120% of $900,000 (6.0% of $15,000,000, representing the aggregate offering price subject to this registration statement (excluding the additional shares that the underwriters have the option to purchase)).